Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175634) pertaining to the 2010 Stock Option Plan of Encore Wire Corporation, the Registration Statements (Forms S-8 Nos. 333-86620 and 333-138165) pertaining to the 1999 Stock Option Plan of Encore Wire Corporation, and the Registration Statement (Form S-3 No. 333-179971) pertaining to the registration of 4,068,750 shares of Encore Wire Corporation common stock, of our reports dated February 28, 2014, with respect to the consolidated financial statements of Encore Wire Corporation and the effectiveness of internal control over financial reporting of Encore Wire Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Dallas, Texas

February 28, 2014